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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                              For more information contact
April 23, 2003                                     Roger J. Klatt (281) 230-6732

                         GUNDLE/SLT ENVIRONMENTAL, INC.
                      ANNOUNCES FIRST QUARTER 2003 RESULTS
                     New orders see increases during quarter

HOUSTON (April 23, 2003) - Gundle/SLT Environmental, Inc. (NYSE: GSE), a leading global provider of geosynthetic lining solutions, products and services, today announced results for the first quarter 2003.

For the first quarter ended March 31, 2003, GSE reported net loss of $1.7 million or $0.14 per diluted share, compared to net income of $22.3 million or $2.02 per diluted share last year. Last year's net income included an extraordinary gain of $24.6 million or $2.23 per share from the purchase of Serrot International, Inc. on February 4, 2002. Before extraordinary gain, relocation costs ($528,000 after tax) and loss on retirement of debt ($741,000 after tax), last year's loss was $1.1 million or $0.10 per share. Last year's loss included only two months of the Serrot business. Revenue for the first quarter of 2003 was $39.1 million, up slightly compared to $38.7 million for the first quarter of last year.

Samir Badawi, chairman, president and chief executive officer, said, "Because of the seasonal nature of our business, this is typically a loss quarter for the company. However, this is also typically a strong quarter for incoming orders. We are particularly pleased that our orders were $136 million during the first quarter, up 11% over the same quarter last year. This should lead us to expect increased revenue in 2003."

The dollar value of GSE's backlog at March 31, 2003 was $141 million, up from $115 million at March 31, 2002. Backlog at the end of the quarter was higher in both the United States and foreign markets, moving up by $12 million in the United States and $14 million in foreign markets. Badawi added that backlog at the end of March is a good indicator of expected results for the year.

Gross profit of $4.9 million was off $1.3 million from last year. Gross profit from North American operations was down $3.0 million as a result of higher fixed costs of the Serrot acquisition unabsorbed by production and installation activity. Production activity was adversely impacted by the moving of a manufacturing line from Canada to the United States, and installation activity was impacted by more inclement weather this year than last year. Gross profit from foreign operations offset this decline with a $1.7 million increase.

"In January 2003 we closed on the purchase of our partner's 50 percent interest in the Egyptian geomembrane manufacturing joint venture," said Badawi, "giving us full ownership. We are beginning to expand our sales in Egypt and other Middle Eastern and African countries from that facility, and the opportunities look promising. Prior to 2003 this entity was accounted for by the equity method."

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         GUNDLE/SLT FIRST QUARTER 2003 RESULTS - PAGE 2
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Badawi said that the company's balance sheet remains strong. $14.7 million of cash was set aside as support for a security bond while we appeal a patent infringement jury verdict in a litigation case inherited from Serrot. Those funds have been reclassified as non-current, restricted cash on the balance sheet. As of March 31, 2003, total debt was reduced to $20.5 million, from $21.6 million at the end of 2002, bringing debt to 14% of total capitalization. Additionally, our cash balance at the end of March 2003 was $18.8 million, up from $13.4 million last March.

Badawi noted that GSE's strategic alternatives program continues. "We began this effort earlier in 2003," he said, "as a response to what we believe to be the undervalued nature of GSE's equity in the market. Our advisory investment bankers are working hard to identify ways for us to increase shareholder value, but as of yet there is nothing definitive to report."

GSE has scheduled a conference call on April 24, 2003 at 10:00 a.m. (ET) to discuss the first quarter 2003 results. The call will be webcast live on the internet at:

         http://www.gseworld.com

A replay of the conference call, together with the financial and statistical information contained in the call, will be available on our website as noted above, investor relations page, beginning immediately after conclusion of the call.

Gundle/SLT Environmental, Inc. headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, and aquaculture.

                                * * * *

      This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, "believe", "expect", "intend" and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE's reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially form those currently believed, expected or intended.

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GUNDLE/SLT  FIRST QUARTER 2003 RESULTS - PAGE 3
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         CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited)
                      (in thousands except per share data)


                                                                                                   THREE MONTHS ENDED
                                                                                                         MARCH 31,
                                                                                              ------------------------------
                                                                                                   2003             2002
                                                                                              -------------    -------------
Sales                                                                                               $39,119          $38,730
Cost of Sales                                                                                        34,269           32,609
                                                                                               -------------    -------------

Gross Profit                                                                                          4,850            6,121
     % of Sales                                                                                       12.4%            15.8%

Selling, General and Administrative Expenses                                                          7,641            7,359
Nonrecurring Relocation Costs                                                                            73              910
                                                                                               -------------    -------------

Operating Loss                                                                                       (2,864)          (2,148)

Other Income Expenses:
     Interest Expense                                                                                   644              659
     Interest Income                                                                                   (102)             (72)
     Foreign Exchange (Gain) Loss                                                                      (258)             (92)
     Minority Interest                                                                                  (50)             (23)
     Loss On Retirement Of Debt                                                                           0            1,278
     Other (Income) Expense                                                                            (454)             123
                                                                                               -------------    -------------

Loss Before Income Tax                                                                               (2,644)          (4,021)
Benefit From Income Tax                                                                                (926)          (1,689)
                                                                                               -------------    -------------

Net Loss Before Extraordinary Item                                                                   (1,718)          (2,332)
                                                                                               -------------    -------------

Extraordinary Gain - Serrot Acquisition                                                                   0           24,627
                                                                                               -------------    -------------

Net Income (Loss)                                                                                   ($1,718)         $22,295
                                                                                               =============    =============

Basic Net Income (Loss) Per Common Share:
     Before Extraordinary Item                                                                       ($0.15)          ($0.21)
     Extraordinary Item                                                                               $0.00            $2.23
                                                                                               -------------    -------------

     Basic Net Income (Loss) Per Common Share                                                        ($0.15)           $2.02
                                                                                               =============    =============

Diluted Net Income (Loss) Per Common Share:
     Before Extraordinary Item                                                                       ($0.14)          ($0.21)
     Extraordinary Item                                                                               $0.00            $2.23
                                                                                               -------------    -------------

     Diluted Net Income (Loss) Per Common Share                                                      ($0.14)           $2.02
                                                                                               =============    =============

Weighted Average Common
     Shares Outstanding
          Basic                                                                                      11,458           11,050
                                                                                               =============    =============
          Diluted                                                                                    11,920           11,050
                                                                                               =============    =============

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GUNDLE/SLT FIRST QUARTER 2003 RESULTS - PAGE 4
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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                          MAR. 31,         DEC. 31,
                                      ASSETS                                2003             2002
                                                                       -------------    -------------
                                                                        (unaudited)
Current Assets:
     Cash and Cash Equivalents                                              $18,814          $42,264
     Accounts Receivable, Net                                                41,252           55,715
     Contracts in Progress                                                    3,252            2,043
     Inventory                                                               36,451           27,352
     Deferred Income Taxes                                                    7,366            9,366
     Other Current Assets                                                    12,553            5,260
                                                                       -------------    -------------
          Total Current Assets                                              119,688          142,000

Property, Plant and Equipment, Net                                           33,660           33,011
Excess of Purchase Price Over Fair Value
     of Assets Acquired, Net                                                 23,825           22,529
Restricted Cash                                                              14,704                0
Deferred Income Taxes                                                         1,616              545
Other Assets                                                                  1,515            4,225
                                                                       -------------    -------------

                                                                           $195,008         $202,310
                                                                       =============    =============


                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts Payable and Accrued Liabilities                               $35,384          $37,920
     Advance Billings on Contracts                                            3,751            5,173
     Current Portion of Long-term Debt                                        4,763            4,690
     Income Taxes Payable                                                     2,618            1,952
                                                                       -------------    -------------
          Total Current Liabilities                                          46,516           49,735

Deferred Income Taxes                                                           252              252
Long-term Debt                                                               15,726           16,912
Other Liabilities                                                             1,196            1,366
Minority Interest                                                             1,518            1,614
Stockholders' Equity                                                        129,800          132,431
                                                                       -------------    -------------

                                                                           $195,008         $202,310
                                                                       =============    =============